[Letterhead of Deloitte & Touche LLP]

                                                                      Exhibit 15


January 9, 2006


Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut 06089

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Hartford Life Insurance Company and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated April 29, 2005, and for the six-month periods ended June 30, 2005 and 2004, and have issued our report dated August 2, 2005 and for the nine-month periods ended September 30, 2005 and 2004, and have issued our report dated October 31, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Hartford, Connecticut